                                                                    EXHIBIT 99.1


Baker Hughes Announces First Quarter Results

HOUSTON, Texas - April 22, 2003. Baker Hughes Incorporated (BHI - NYSE, PCX,
EBS) announced today that income from continuing operations in accordance with generally accepted accounting principles (GAAP) for the first quarter of 2003 was $47.4 million or $0.14 per share (diluted) compared to $70.6 million or $0.21 per share (diluted) for the first quarter of 2002 and a loss from continuing operations of ($2.3) million or ($0.01) per share (diluted) for the fourth quarter of 2002. Net income for the first quarter of 2003 was $44.5 million or $0.13 per share (diluted) compared to $33.3 million or $0.10 per share (diluted) for the first quarter of 2002 and a net loss of ($1.5) million or ($0.01) per share (diluted) for the fourth quarter of 2002. In the first quarter of 2003, the company recorded a $5.6 million after-tax charge or $0.02 per share (diluted), related to the cumulative effect of an accounting change resulting from the adoption of SFAS 143, Asset Retirement Obligations. In the first quarter of 2002, the company recorded a $42.5 million after-tax charge or $0.13 per share (diluted), related to the cumulative effect of an accounting change resulting from the adoption of SFAS 142, Goodwill and Other Intangible Assets.

Operating profit, which is income from continuing operations excluding the impact of non-operational items, for the first quarter of 2003 was $47.4 million or $0.14 per share (diluted) compared to $70.6 million or $0.21 per share (diluted) for the first quarter of 2002 and $84.5 million or $0.25 per share (diluted) for the fourth quarter of 2002. The non-operational item in the fourth quarter of 2002 was a $90.2 million pre-tax charge ($86.8 million after-tax or $0.26 per share), which is the company's 30% share of a restructuring charge announced by Schlumberger Ltd. in December 2002 relating to the company's seismic joint venture, WesternGeco. (See Reconciliation of GAAP Results and Operating Results below.)

Revenue for the first quarter of 2003 was $1,226.5 million, compared to $1,203.0 million for the first quarter of 2002 and $1,292.1 million for the fourth quarter of 2002. Oilfield Operations revenue for the first quarter of 2003 was $1,200.1 million, up 2% compared to $1,176.1 million for the first quarter of 2002, and down 5% compared to $1,262.5 million for the fourth quarter of 2002.

Michael E. Wiley, Baker Hughes' Chairman, President, and Chief Executive Officer, said, "While North American onshore activity improved sequentially, the US offshore rig count sequentially declined by 10%. International results were negatively affected by a slow recovery in Venezuela, civil unrest in Nigeria, weakening North Sea markets and associated price erosion, as well as product shipment delays to Russia and the Middle East. Our expectations for the remainder of the year are in line with our original plans."

FINANCIAL FLEXIBILITY

In September 2002, the company's Board of Directors authorized the company to repurchase up to $275.0 million of its common stock. During the first quarter of 2003, approximately 300,000 shares were purchased at an average price of $28.69 per share and retired. The company has authorization remaining to purchase up to $217.3 million in stock. During the first quarter, debt decreased $30.6 million to $1,517.2 million, and cash decreased to $51.7 million.

SALE OF WEST AFRICAN OIL PRODUCING OPERATIONS

In December 2002, the company entered into exclusive negotiations for the sale of its interest in its oil producing operations in West Africa and received $10 million as a deposit. Accordingly, the operation was classified as a discontinued business. The transaction was effective as of January 1, 2003. The company received the remaining $22.0 million in proceeds upon closing, which occurred in April 2003.



FINANCIAL INFORMATION                                                      Three Months Ended
                                                                 --------------------------------------
(In millions, except per share amounts)                                 March 31,          December 31,
                                                                 ----------------------    ------------
UNAUDITED                                                          2003          2002          2002
                                                                 --------      --------    ------------
Revenues                                                         $1,226.5      $1,203.0      $1,292.1
                                                                 --------      --------      --------
Costs and Expenses:
    Cost of revenues                                                923.3         875.2         940.1
    Selling, general and administrative                             201.8         205.0         201.7
                                                                 --------      --------      --------
        Total costs and expenses                                  1,125.1       1,080.2       1,141.8
                                                                 --------      --------      --------
Operating income                                                    101.4         122.8         150.3
Equity in income (loss) of affiliates                                (0.4)         13.1         (90.2)
Interest expense                                                    (28.4)        (28.4)        (28.1)
Interest income                                                       2.6           1.1           1.6
                                                                 --------      --------      --------
Income from continuing operations before income taxes                75.2         108.6          33.6
Income taxes                                                        (27.8)        (38.0)        (35.9)
                                                                 --------      --------      --------
Income (loss) from continuing operations                             47.4          70.6          (2.3)
Discontinued operations:
    Income from operations of E&P and EIMCO                           1.1           5.2           1.8
    Gain on disposal of E&P                                           4.1          --            --
    Loss on disposal of EIMCO                                        (2.5)         --            (1.0)
                                                                 --------      --------      --------
    Income from discontinued operations, net of tax                   2.7           5.2           0.8
                                                                 --------      --------      --------
Income (loss) before cumulative effect of
    accounting change                                                50.1          75.8          (1.5)
Cumulative effect of accounting change, net of tax                   (5.6)        (42.5)         --
                                                                 --------      --------      --------
Net income (loss)                                                $   44.5      $   33.3      $   (1.5)
                                                                 ========      ========      ========
Basic earnings per share:
   Income (loss) from continuing operations                      $   0.14      $   0.21      $  (0.01)
   Income from discontinued operations                               0.01          0.02          --
   Cumulative effect of accounting change                           (0.02)        (0.13)         --
                                                                 --------      --------      --------
   Net income (loss)                                             $   0.13      $   0.10      $  (0.01)
                                                                 ========      ========      ========
Diluted earnings per share:
   Income (loss) from continuing operations                      $   0.14      $   0.21      $  (0.01)
   Income from discontinued operations                               0.01          0.02          --
   Cumulative effect of accounting change                           (0.02)        (0.13)         --
                                                                 --------      --------      --------
   Net income (loss)                                             $   0.13      $   0.10      $  (0.01)
                                                                 ========      ========      ========

Shares outstanding, basic (millions)                                336.7         336.8         335.8
Shares outstanding, diluted (millions)                              337.7         338.1         336.8

Depreciation and amortization expense                            $   79.5      $   73.6      $   77.0
Capital expenditures                                             $   76.2      $   62.1      $  105.7

CALCULATION OF EBIT AND EBITDA (NON-GAAP MEASURES):

                                                                           Three Months Ended
                                                                 --------------------------------------
(In millions)                                                           March 31,          December 31,
                                                                 ----------------------    ------------
UNAUDITED                                                          2003          2002          2002
                                                                 --------      --------    ------------
Income from continuing operations before income taxes             $ 75.2        $108.6        $ 33.6
Interest expense                                                    28.4          28.4          28.1
Restructuring charge recorded in equity in income (loss)
   of affiliates                                                    --            --            90.2
                                                                  ------        ------        ------
Earnings before interest expense and taxes (EBIT)                  103.6         137.0         151.9
Total depreciation and amortization expense                         79.5          73.6          77.0
                                                                  ------        ------        ------
Earnings before interest expense, taxes, depreciation
    and amortization (EBITDA)                                     $183.1        $210.6        $228.9
                                                                  ======        ======        ======

CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                           UNAUDITED     AUDITED
                                                                           March 31,   December 31,
 (In millions)                                                               2003          2002
                                                                           ---------   ------------
 ASSETS
 CURRENT ASSETS:
     Cash and cash equivalents                                             $   51.7      $  143.9
     Accounts receivable, net                                               1,133.5       1,110.6
     Inventories                                                            1,053.8       1,032.0
     Other current assets                                                     210.9         204.7
     Assets of discontinued operations                                         --            64.3
                                                                           --------      --------
         Total current assets                                               2,449.9       2,555.5
                                                                           --------      --------

 Investment in affiliates                                                     870.8         872.0
 Property, net                                                              1,342.6       1,354.7
 Goodwill                                                                   1,228.5       1,226.6
 Intangible assets, net                                                       135.5         136.8
 Other assets                                                                 260.0         255.2
                                                                           --------      --------
 Total assets                                                              $6,287.3      $6,400.8
                                                                           ========      ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
    Accounts payable                                                       $  382.0      $  389.2
    Short-term borrowings and current portion of
       long-term debt                                                          93.8         123.5
    Accrued employee compensation                                             213.9         254.0
    Other current liabilities                                                 249.9         267.4
    Liabilities of discontinued operations                                     --            46.0
                                                                           --------      --------
       Total current liabilities                                              939.6       1,080.1
                                                                           --------      --------

 Long-term debt                                                             1,423.4       1,424.3
 Deferred income taxes                                                        151.5         166.7
 Other long-term liabilities                                                  347.6         332.5

 Stockholders' equity:
     Common stock                                                             336.6         335.8
     Capital in excess of par value                                         3,131.3       3,111.6
     Retained earnings                                                        202.2         196.3
     Accumulated other comprehensive loss                                    (244.9)       (246.5)
                                                                           --------      --------
 Total stockholders' equity                                                 3,425.2       3,397.2
                                                                           --------      --------
 Total liabilities and stockholders' equity                                $6,287.3      $6,400.8
                                                                           ========      ========

RECONCILIATION OF GAAP RESULTS AND OPERATING RESULTS

The following tables reconcile GAAP and operating results referenced in this news release. Reconciliation of other prior periods can be found on the company's website at www.bakerhughes.com/investor.

              RECONCILIATION OF GAAP RESULTS AND OPERATING RESULTS
                 (for the three months ended December 31, 2002)

---------------------------------------------------------------------------------------------------------------------
                                                                       PROFIT                   PROFIT     DILUTED
UNAUDITED                                            RECORDED          BEFORE                   AFTER      EARNINGS
(in millions except earnings per share)                 AS              TAX          TAX         TAX       PER SHARE
---------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                               $ 33.6      $(35.9)      $(2.3)      $(0.01)
Non-operational items:
                                                 Equity in income
   BHI share of the WesternGeco venture             (loss) of
    restructuring charge                            affiliates           90.2        (3.4)       86.8         0.26
---------------------------------------------------------------------------------------------------------------------
Operating profit, excluding impact of
    non-operational items                                              $123.8      $(39.3)      $84.5       $ 0.25
=====================================================================================================================


SEGMENT HIGHLIGHTS

Operational highlights for the three months ended March 31, 2003 and March 31, 2002 and the three months ended December 31, 2002 are detailed below. All results are unaudited and shown in millions.

                    COMPARISON OF QUARTERS -- YEAR OVER YEAR
              (for the three months ended March 31, 2003 and 2002)

----------------------------------------------------------------------------------------------------------------
                                                        Revenue                    Operating Profit Before Tax
                                             Q1 2003             Q1 2002           Q1 2003            Q1 2002
--------------------------------------- ------------------- ------------------- ------------------ -------------
Oilfield Operations, excluding
    WesternGeco                             $1,200.1            $1,176.1            $141.4             $162.1
WesternGeco                                      -                   -                (1.3)              11.9
--------------------------------------- ------------------- ------------------- ------------------ -------------
Oilfield Operations                          1,200.1             1,176.1             140.1              174.0
Process Operations                              26.4                26.9              (4.8)              (3.3)
Corporate, net interest and other                -                   -               (60.1)             (62.1)
--------------------------------------- ------------------- ------------------- ------------------ -------------
Total                                       $1,226.5            $1,203.0            $ 75.2             $108.6
======================================= =================== =================== ================== =============

                      COMPARISON OF QUARTERS -- SEQUENTIAL
        (for the three months ended March 31, 2003 and December 31, 2002)

----------------------------------------------------------------------------------------------------------------
                                                        Revenue                    Operating Profit Before Tax
                                             Q1 2003             Q4 2002           Q1 2003            Q4 2002
--------------------------------------- ------------------- ------------------- ------------------ -------------
Oilfield Operations, excluding
    WesternGeco                             $1,200.1            $1,262.5            $141.4             $193.5
WesternGeco                                      -                   -                (1.3)              (0.8)
--------------------------------------- ------------------- ------------------- ------------------ -------------
Oilfield Operations                          1,200.1             1,262.5             140.1              192.7
Process Operations                              26.4                29.6              (4.8)              (4.1)
Corporate, net interest and other                -                   -               (60.1)             (64.8)
BHI share of the WesternGeco
   venture  restructuring charge
   recorded as equity in income
   (loss) of affiliates                                                                -                (90.2)
--------------------------------------- ------------------- ------------------- ------------------ -------------
Total                                       $1,226.5            $1,292.1            $ 75.2             $ 33.6
======================================= =================== =================== ================== =============

OILFIELD OPERATIONS SEGMENT

Unless otherwise noted, all comments in this section refer to Baker Hughes' Oilfield Operations, excluding WesternGeco.

The following table details the percentage change in revenue in the March 2003 quarter compared to the March 2002 quarter and December 2002 quarter.

                              COMPARISON OF REVENUE
 (for the three months ended March 31, 2003 compared to the three months ended)
                                    UNAUDITED

Product Line                                              March 31, 2002                    December 31, 2002
----------------------------------------------- ----------------------------------- ----------------------------------
   INTEQ                                                        4%                                  1%
   Baker Atlas                                                 -3%                                 -5%
   Baker Oil Tools                                             -3%                                -11%
   Baker Petrolite                                              8%                                 -1%
   Centrilift                                                   2%                                -20%
   Hughes Christensen                                           8%                                  7%
Geography
----------------------------------------------- ----------------------------------- ----------------------------------
   North America                                                9%                                  5%
   Western Hemisphere                                           3%                                  1%
   Eastern Hemisphere                                           1%                                -11%


Oilfield Operations revenue for the first quarter of 2003 increased 2% compared to the first quarter of 2002 and decreased 5% compared to the fourth quarter of 2002. Sequentially, revenues increased at INTEQ and Hughes Christensen, and were essentially flat at Baker Petrolite. The sequential decline at Centrilift was largely due to strong fourth quarter sales into Russia. The sequential decline at Baker Atlas was primarily due to stronger fourth quarter sales into China. The sequential decline at Baker Oil Tools was due to delayed shipments of orders to the Middle East, Nigeria and Venezuela. INTEQ, Centrilift, Hughes Christensen and Baker Petrolite reported revenue improvements compared to year ago levels.

The operating profit before tax margin ("operating margin") was 11.8% for the first quarter of 2003 compared to 15.3% in the fourth quarter of 2002 and 13.8% for the first quarter a year ago. Operating margins improved sequentially at Baker Petrolite and improved compared to the same period a year ago at Baker Petrolite and Hughes Christensen. Operating margins at INTEQ and Baker Oil Tools were below 10%.

Subsequent to the first quarter of 2003, the company completed the formation of the QuantX Wellbore Instrumentation venture with Expro International. The venture, which is a leader in the rapidly growing permanent in-well monitoring market, was formed by combining Expro's existing permanent monitoring business with Baker Hughes' In-Form product line. Baker Hughes also paid Expro $30 million and owns 50% of the venture.

PROCESS OPERATIONS SEGMENT

Process revenues were $26.4 million in the first quarter of 2003, compared to $26.9 million in the first quarter of 2002, and $29.6 million in the fourth quarter of 2002. The operating loss was ($4.8) million, which compares to a loss of ($3.3) million in the same period a year ago, and a loss of ($4.1) million in the

December 2002 quarter. The market for sales of capital equipment into the chemical market remains depressed. In response, BIRD incurred additional costs in the first quarter of 2003 in adjusting its workforce to more closely match decreased market demand.

CORPORATE, NET INTEREST AND OTHER

Corporate, net interest and other expenses were $60.1 million in the March 2003 quarter, down $2.0 million from the March 2002 quarter and down $4.7 million from the December 2002 quarter. The decrease in the March 2003 quarter, as compared to the March 2002 quarter, was due primarily to lower net interest expense. The decrease in the March 2003 quarter as compared to the December 2002 quarter was due to lower net interest expense, decreased foreign exchange losses and lower corporate general and administrative expenses.

OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under Forward-Looking Statements. These statements do not include the potential impact of any acquisition, disposition, merger or joint venture that could occur in the future. Information regarding WesternGeco is based upon information that WesternGeco has provided to Baker Hughes. Information derived from this information is subject to the accuracy of the information that WesternGeco provided. Additionally, any forward-looking statements relating to WesternGeco are also subject to the factors listed in Forward-Looking Statements in this news release.

     o Oilfield revenues are expected to be up 4% to 6% for the year 2003 as compared to the year 2002. Oilfield revenues are expected to be up 1% to 3% in the second quarter of 2003 compared to the second quarter of 2002 and up 2% to 4% in the second quarter of 2003 compared to the first quarter of 2003.

     o WesternGeco is expected to contribute $15 to $20 million in equity income for the year 2003 and $0 to $3 million in the three months ended June 30, 2003.

     o Process is expected to post a $10 to $15 million operating loss before tax for the year 2003. Process is expected to lose $2 to $3 million in the second quarter of 2003.

     o Corporate and other expenses, excluding interest expense, are expected to be between $150 and $160 million for the year 2003 or approximately $37 to $42 million per quarter.

     o Net interest expense is expected to be between $95 and $100 million for the year 2003 or approximately $23 to $25 million per quarter.

     o Income from continuing operations per share (diluted) is expected to be between $0.97 and $1.07 for the year 2003. Income from continuing operations per share (diluted) is expected to be between $0.19 and $0.21 for the three months ended June 30, 2003.

     o Capital spending is expected to be between $310 and $330 million for the year 2003. Baker Hughes' expectation regarding its level of capital expenditures is only its forecast regarding this matter. This forecast may be substantially different from actual results. In addition to the factors described in Forward-Looking Statements - General Outlook below, the following factors could affect levels of capital expenditures: the accuracy of the company's estimates regarding its spending requirements; the occurrence of any unanticipated acquisition or research and development opportunities; changes in the company's strategic direction; and the need to replace any unanticipated losses in capital assets.

     o Depreciation and amortization expense is expected to be between $320 and $340 million for 2003. Baker Hughes' expectation regarding its depreciation and amortization expense is only its forecast regarding this matter. This forecast may be substantially different from actual results, which could be impacted by an unexpected increase in the company's assets that are subject to depreciation or amortization or an unexpected casualty, impairment or other loss in those assets.

     o The tax rate on operating results for the 12 months ended December 31, 2003 is expected to be approximately 37.0%. Baker Hughes' expectation regarding its tax rate is only its forecast regarding this matter. This forecast may be substantially different from actual results. In addition to the factors described in Forward-Looking Statements - General Outlook below, the following factors could affect the tax rate: the level and sources of the profitability of the company; changes in tax laws or tax rates in the jurisdictions in which the company operates; and the ability of the company to fully utilize tax loss carry-forwards and credits in various jurisdictions.

CONFERENCE CALL

The company has scheduled a conference call to discuss the results of today's earnings announcement. The call will begin at 8:30 A.M. Eastern time, 7:30 A.M. Central time. To access the call, which is open to the public, please contact the conference call operator at 706-643-3468, 20 minutes prior to the scheduled start time, and ask for the "Baker Hughes Conference Call." A replay will be available through Tuesday, April 29, 2003. The number for the replay is 706-645-9291 and the access code is 8941636. The call and replay will also be webcast on www.bakerhughes.com/investor.

FORWARD-LOOKING STATEMENTS

This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "expected," "will be," "will," "could," and similar expressions are intended to identify forward-looking statements.

General Outlook - Oilfield Segment: Baker Hughes' expectation regarding its outlook for its oilfield businesses (including, without limitation, its minority interest in WesternGeco and other similar businesses), changes in profitability and growth in those businesses and the oil and gas industry are only its forecasts regarding these matters. These forecasts may be substantially different from actual results, which are affected by the following factors: the level of petroleum industry exploration and production expenditures; drilling rig and oil and gas industry manpower and equipment availability; the company's ability to implement and effect price increases for its products and services; the company's ability to control its costs; the availability of sufficient manufacturing capacity and subcontracting capacity at forecasted costs to meet the company's revenue goals; the effect of competition, particularly the ability of the company to introduce new technology on its forecasted schedule and at its forecasted cost; the ability of the company's competitors to capture market share, the company's ability to retain or increase its market share; world economic conditions; the price of, and the demand for, crude oil and natural gas; drilling activity; weather conditions that affect the demand for energy and severe weather conditions that affect exploration and production activities; the legislative and regulatory environment in the United States and other countries in which the company operates; Organization of Petroleum Exporting Countries
(OPEC) policy and the adherence by OPEC nations to their OPEC production quotas; war, military action or extended period of international conflict, particularly involving the United States, Middle East or other major petroleum-producing or consuming regions; any future acts of war, armed conflicts or terrorist activities; civil unrest or in-country security concerns where the company operates; the development of technology by Baker Hughes or its competitors that lowers overall finding and development costs; new laws and regulations that could have a significant impact on the future operations and conduct of all businesses as a result of the financial deterioration and bankruptcies of large U.S. entities; labor-related actions, including strikes, slowdowns and facility occupations; the condition of the capital and equity markets in general; adverse foreign exchange fluctuations and adverse changes in the capital markets in international locations where the company operates; and the timing of any of the foregoing.

Oilfield Pricing Changes: Baker Hughes expectation's regarding pricing changes for its products and services are only its forecasts regarding pricing. Actual pricing changes could be substantially different from the company's expectations, which are affected by many of the factors listed above in "General Outlook - Oilfield Segment," as well as existing legal and contractual commitments to which the company is subject.

General Outlook - Process Segment: Baker Hughes' expectations in this news release regarding its outlook for its process segment and improvement and growth in Process' businesses and its markets are only its forecasts regarding these matters. These forecasts may be substantially different from actual results, which are affected by the following factors: the effect of competition; the health of the markets of the company's customers, including, without limitation, the production and refining, industrial, chemical, municipal wastewater and mining markets; the level of customer expenditures and investment, especially in the oil and gas, industrial, chemical, municipal wastewater and mining markets; the company's ability to control its costs; the ability of the company's competitors to capture market share; the company's ability to retain or increase its market share; world economic conditions; the legislative and regulatory environment in the United States and other countries in which the company operates; the condition of the capital and equity markets and the timing of any of the foregoing.



Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.



                                      ****

                       NOT INTENDED FOR BENEFICIAL HOLDERS